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EXHIBIT 23(b)






                     CONSENT OF INDEPENDENT AUDITORS


We consent to the use by reference in this Post Effective Amendment No. 1 on Form S-8 to the Registration Statement of Sky Financial Group, Inc. (formerly Citizens Bancshares, Inc.) to Form S-4 (Registration No. 333-60741), which incorporates by reference our report dated January 16, 1998 (relating to the consolidated financial statements of Century Financial Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997) which is incorporated by reference in Form 8-K filed on October 15, 1998 of Sky Financial Group, Inc.


/s/ S. R. Snodgrass, A.C.


Wexford, PA
November 12, 1998